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                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA





In re:

CFI MORTGAGE INC.,                                    Case No.99-31134-BKC-PGH
         a Delaware corporation                       Chapter 11
         FEIN 52-2023491
         Debtor-in-possession.
------------------------------/




                                     AMENDED
                    DISCLOSURE STATEMENT OF CFI MORTGAGE INC.




             THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
               NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH.


                                         KEVIN GLEASON, P.A.
                                         Attorneys for CFI MORTGAGE INC.
                                         P. O. Box 224058
                                         Hollywood, FL 33022-4058
                                         (954) 925-0902







                                  MAY 28, 1999


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                                TABLE OF CONTENTS
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
TABLE OF CONTENTS.........................................................................................................2

I. INTRODUCTION...........................................................................................................4

II.  DEFINITIONS..........................................................................................................4

III. HISTORY OF THE DEBTOR................................................................................................6

IV. EVENTS LEADING TO FILING CHAPTER 11..................................................................................11

V. USE OF PROCEEDS.......................................................................................................13

VI.  RISK FACTORS........................................................................................................13

         DEPENDENCE ON AVAILABILITY OF FUNDING SOURCES...................................................................14

         CREDIT RISKS ASSOCIATED WITH NONCONFORMING LOANS................................................................14

         INTEREST RATE FLUCTUATIONS......................................................................................15

         VOLUME OF MORTGAGE LOANS ORIGINATED AND PURCHASED...............................................................15

         SALES OF MORTGAGE LOANS.........................................................................................15

         VALUE OF MORTGAGE SERVICING RIGHTS..............................................................................16

         POSSIBLE LOSSES ON MORTGAGE LOANS DURING BULKING PERIOD.........................................................16

         GEOGRAPHIC CONCENTRATION........................................................................................17

         LEGISLATIVE AND REGULATORY RISK.................................................................................17

         LIABILITIES UNDER REPRESENTATIONS AND WARRANTIES................................................................18

         DELINQUENCY AND DEFAULT RISKS...................................................................................18

         RELATIONSHIP WITH BROKERS.......................................................................................18

         COMPETITION.....................................................................................................19

         DEPENDENCE ON KEY PERSONNEL.....................................................................................19

         ADDITIONAL RISK FACTORS.........................................................................................20
                           A.       Market for New Stock.................................................................20
                           B.       General Business Risks...............................................................20
                           C.       Dilution.............................................................................21
                           D.       Continued Leverage; Future Refinancing...............................................21
                           E.       No Dividends.........................................................................22

VII. FACTORS TO BE CONSIDERED IN VOTING DECISIONS........................................................................22
         Issuance of Reorganization Securities...........................................................................22
         Subsequent Transfers of Reorganization Securities...............................................................22
         Valuation of Equity Securities..................................................................................24
         Market for Existing Securities..................................................................................24
         Delinquency in Filing Periodic Reports..........................................................................25
         Estimated Administrative Expenses...............................................................................25
         Legal Proceedings...............................................................................................26


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VIII. TAX CONSEQUENCES OF THE PLAN.......................................................................................27
         Introduction....................................................................................................27
         Tax Consequences to Creditors...................................................................................28
                  General................................................................................................28
                  Consequences to Creditors Receiving Reorganization Securities Whose Claims Constitute Securities.......29
                  Consequences to Creditors Receiving Stock Whose Claims do not Constitute Securities....................29
                  Disposition of Reorganization Securities...............................................................29
         Tax Consequences to the Debtor..................................................................................30
                  Debtor's existing tax attributes.......................................................................30

IX.  SEC FILING INFORMATION..............................................................................................30

X.  THE PLAN OF REORGANIZATION...........................................................................................30
         Executory Contracts and Unexpired Leases........................................................................32
         Amendments to the Plan..........................................................................................32

XI. MEANS FOR IMPLEMENTATION OF THE PLAN.................................................................................33

XII.  FINANCIAL CONDITION................................................................................................33

XIII.  LITIGATION AND CLAIMS OBJECTIONS..................................................................................33
         Non-Bankruptcy Litigation.......................................................................................33
         Assignment of Pre and Post Petition Causes of Action............................................................33
                  Vincent C. Castoro "Sr."...............................................................................34
                  Various transactions to miscellaneous persons..........................................................35
                  Rodger Stubbs..........................................................................................35
                  Sale of BDMC to IMNF...................................................................................35
         Claims Objections...............................................................................................37

XIV.  ALTERNATIVES TO THE PLAN OF REORGANIZATION.........................................................................38

XV.  DEBTOR'S AFFILIATES AND INSIDERS....................................................................................38

XVI.  RECOMMENDATIONS OF THE DEBTOR CONCERNING THE PLAN..................................................................39

XVII.  VOTING............................................................................................................39

TABLE OF EXHIBITS........................................................................................................41

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                                 I. INTRODUCTION

         CFI MORTGAGE INC., a Delaware publicly-traded corporation, the Debtor and Debtor-in-Possession, (hereinafter "Debtor"), hereby provides this Amended Disclosure Statement (hereinafter "Disclosure Statement") to its creditors, shareholders, and other parties in interest to explain the treatment to be afforded creditors and interested parties under the Plan of Reorganization and any further amendments thereto (referred to as the Plan), and to provide sufficient information for creditors to decide how to vote on the Plan.

         As is required under the Bankruptcy Code, this Disclosure Statement has been approved by the Court as containing "adequate information" as that term is defined in Section 1125 of the Bankruptcy Code. The approval by the Court is not an endorsement of the Plan, simply an approval of this Disclosure Statement as a means of soliciting your vote on the Plan. This Disclosure Statement is the only method by which your vote may be solicited. If your vote is solicited by the use of any information not contained in this Disclosure Statement, such solicitation should be immediately reported to Robert Anguiera, Esq., Office of the Assistant United States Trustee, 51 S.W. First Ave., Suite 1204, Miami, FL 33130, phone number 305-536-7285, fax number 305-536-7360. Such improper solicitations should also be immediately reported to the counsel for the Debtor, whose address and phone number are on the first and last pages of this Disclosure Statement.

         No representations concerning the Debtor (particularly as to its future business operations or value of property) are authorized by the Debtor other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance which are other than as contained in this Disclosure Statement should not be relied upon in arriving at a decision.

         The Plan forecasts are based upon reasonable and normal accounting assumptions, as stated therein. Certain of the statements contained herein may be forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors, including developments and risk factors listed from time to time in future reports made to the Securities and Exchange Commission.

                                 II. DEFINITIONS

         For the purpose of this Disclosure Statement and the Plan, the following terms shall have the respective meanings herein set forth (such meanings to be equally applicable to the singular and plural forms of the terms defined):

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Allowed Claim means any Claim against the Debtor listed in the schedule of liabilities filed pursuant to '521(1) that is not scheduled as disputed, contingent or unliquidated, and those proofs of Claim which are timely and properly filed and to which no objection to the allowance of which has been interposed on or before the applicable period of limitation fixed by the Court, or as to which any objection has been determined by a Final Order to the extent that such objection is determined in favor of a claimant. Unless otherwise specified herein or by Order of the Court, "Allowed Claim" shall not include interest on such Claim for the period from and after March 10, 1999, the date upon which a voluntary petition was filed commencing this Chapter 11 case.

Bankruptcy Code or Code means the Bankruptcy Reform Act of 1978, as amended, and as set forth in '101 et. seq. of Title 11, United States Code (abbreviated as 11 U.S.C.).

Claim means a claim against the Debtor, as defined in '101(4) of the Bankruptcy Code.

Class means any class into which Allowed Claims and allowed interests are classified pursuant to Article I of the Plan.

Confirmation Date shall mean the date upon which the Order of Confirmation is entered by the Court.

Court shall mean the United States Bankruptcy Court for the Southern District of Florida, in which the Debtor's Chapter 11 Case is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

Debtor or Debtor-in-possession means CFI MORTGAGE INC., a Delaware corporation, FEIN 52-2023491.

Effective Date means effective date of the Plan, which shall be the later of June 30, 1999 or the fifteenth business day following the date on which the Confirmation Order becomes a Final Order.

Final Order means an order or judgment which has not yet been reversed, stayed, modified or amended and as to which the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or rehearing is pending. If any such petition for review or rehearing or appeal from an order is pending, such order shall nonetheless become a Final Order on the 11th day after the entry of such order, unless implementation of the Plan shall have been stayed as of that date.

Lien shall mean a mortgage, pledge, judgment lien, security interest, charging order, or other charge or encumbrance on the Debtor's property effective under applicable law and which shall not be subject to being set aside or voided under applicable bankruptcy law.


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Order of Confirmation shall mean the order to be entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

                           III. HISTORY OF THE DEBTOR

         The Debtor was a holding company whose subsidiaries were rapidly growing mortgage bankers engaged in originating, purchasing and selling nonconforming sub-prime and conventional loans on one-to-four unit properties through its retail, wholesale and consumer finance divisions. (Hereinafter the first person refers to the Debtor and its subsidiaries unless the context indicates otherwise). The Debtor operated primarily in the State of Florida. The Debtor's business strategy was and will be in the future to increase profitably the volume of its loan originations and purchases. All loan applications, whether originated or purchased by the Debtor, were and will be subject to the Debtor's underwriting criteria and the guidelines set forth by the relevant governmental loan program or private investors, as applicable. The Debtor previously sold and in the future intends to sell substantially all of the mortgage loans it originates or purchases, together with the related mortgage servicing rights, to institutional purchasers, including national and regional commercial banks and other mortgage lenders.

         All of the Debtor's operations were conducted through its wholly-owned subsidiaries, Bankers Direct Mortgage Corporation, a Florida corporation (hereinafter referred to as BDMC) and Direct Mortgage Partners, Inc., a Florida corporation (hereinafter referred to as DMP). BDMC was incorporated in Florida as Creative Industries, Inc. in April 1989. In October 1990, Creative Industries, Inc.'s name was changed to Creative Financing, Inc. In May 1995, Creative Financing, Inc.'s name was changed to CFI Mortgage Corporation. CFI Mortgage Corporation changed its name to Bankers Direct Mortgage Corporation in 1997.

         DMP was incorporated in Florida in August 1997. In March 1997, the Debtor herein, CFI Mortgage Inc. was incorporated in Delaware, and immediately prior to a public offering, Vincent J. Castoro and Christopher C. Castoro, who owned all of the issued and outstanding common stock of BDMC (the "Existing Stockholders"), contributed their shares of common stock of BDMC to the Debtor in exchange for 1,200,000 shares of common stock when the total outstanding shares of common stock of the Debtor were 2,200,000 (the "Exchange"). From April, 1989 until the time of the Exchange, BDMC was treated under Subchapter S (an "S corporation") of the Internal Revenue Code of 1986, as amended. Simultaneous with the Exchange, BDMC ceased to be treated as an S corporation.

Comparison for the Nine Months Ended September 30, 1998 and 1997.

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         In 1997 management of the Debtor concentrated on the development of the wholesale production offices of DMP by opening new offices in Plantation, Florida, Parsippany, New Jersey and Portland, Oregon. Closings for DMP in the first nine months of 1998 totaled $204 million as compared to the comparable period in 1997of $18 million, an increase of $186 million. In addition BDMC opened an additional retail office in Lakewood, Colorado. BDMC had also concentrated on internal development of the existing offices through the hiring of quality loan officers. BDMC's production increased from $97 million in the first nine months of 1997 to $150 million in the comparable period for 1998, an increase of $53 million.

         With the increased production, DMP's support operations were expanded to effectively handle the workload. However, as a result of the sale of BDMC total headcount decreased from 236 at December 31, 1997 to 142 at September 30, 1998. The 142 employees consisted of 23 commissioned sales personnel and 119 production support and administrative personnel.

Revenues

         The primary source of the Debtor's revenue was from activities related to providing homeowner financing solutions through either BDMC, the Debtor's retail conforming and government insured mortgage banking subsidiary, DMP, the Debtor's wholesale sub prime lending subsidiary, or by brokering loans to other lenders who provide a competitive product for the particular type of loan required.

         During the nine months ended September 30, 1998 total lending volume was $354 million with 31.2% from BDMC, 58% from DMP and 10.8% brokered to other lenders. During the nine months ended September 30, 1997, total lending volume was $173 million with 68.8% from BDMC, 10.6% from DMP and 20.6% brokered to other lenders. Sub prime lending activity from DMP could generate profit margins nearly twice that of BDMC's conforming and government retail production. For that reason management focused on increasing DMP funding activity. The increase from 10.6% of the total funding volume during the nine months ended September 30, 1997 to 58% of funding volume during the comparable period in 1998 indicated a very positive trend related to DMP's contribution to Debtor revenues.

         The Debtor's revenues, including interest income, were $12,582,125 for the nine months ended September 30, 1998, which represented an increase of 96.6% or $6,182,316 from the nine months ended September 30, 1997 revenues of $6,399,808. This dramatic increase in revenues was reflective of several

                                       7
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factors.

         The first factor impacting improved revenue levels involved loan sales activity, both in terms of the balance of loans sold and of the product mix between conforming/government and sub prime. The majority of revenue from the Debtor's business activity was recorded upon sale of the loans it had originated to third party investors. In the nine months ended September 30, 1998, total loan sales were $351 million vs. only $163 million during the same nine months of 1997 for an increase of $188 million or 115%. Additionally, there were only $18 million in sub prime loan sales during the nine months ended September 30, 1997 while in the same nine months of 1998 sales of sub prime loans reached $195 million. Sub prime loans carry profit margins that can be more than twice the profit margins of conforming/government loans which further amplified the effect of increased sales activity.

         The other major factor responsible for the increase in revenues was interest income. The Debtor earned interest income on the loans it originated at the note interest rates from the time it funded the loan until the loan was sold to third party investors. Sub prime loans typically carry note interest rates that can be 2% to 4% higher than rates on conforming/government loans.

         Management successfully established warehouse borrowing facilities late in 1997 that allowed the Debtor the opportunity to hold loans longer before sale to an investor. As a result of the higher loan funding levels, longer holding period and higher note rates on the sub prime portion of the Debtor's portfolio, interest income increased from only $516,128.52 during the same nine months of 1997 to $2,969,632 for the nine months ended September 30, 1998.

     Expenses

         Selling expenses for the nine months ended September 30, 1998 were $6,326,156, which represented an increase of $3,047,424 from the same nine months of 1997. The higher level of selling expenses was related to the higher commission costs driven by the increase in total loans originated. As a percentage of loans originated, selling expenses decreased by .13% between the comparable nine months period ended September 30, 1998 and 1997.

         General and administrative expenses were $11,189,888 during the nine months ended September 30, 1998 which was an increase of $7,051,795 over the same comparable period of 1997. Compensation related expenses, including temporary services, accounted for $6.7 million or 55% of this increase. The growth in loan origination activity created an immediate need for administrative and operational staffing increases. Management believed that the staffing infrastructure in place as of September of 1998

                                       8
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was capable of supporting the Debtor's planned growth through the remainder of
1998 without further significant increases.

         The growth in branch locations and business volume resulted in increased occupancy and equipment related expenses. Occupancy costs in the nine months ended September 30, 1998 increased by $415,697 over the same comparable period of 1997. Equipment related expenses of depreciation and leasing charges were up by $302,172 in the first nine months of 1998 over the same comparable period in 1997. The occupancy and equipment related expense increases represented approximately 10.2% of the total G&A expense increases.

         General office expenses related to office supplies and postage costs were also higher in the first nine months of 1998 vs. the same comparable period in 1997. This category of expenses was up by $274,089 and accounted for 3.89% of the total G&A increase. These expense increases were consistent with the added branch locations and overall increase in business activity.

         Professional service fees, primarily accounting and legal, were $750,461 higher in the first nine months of 1998 over the same comparable period in 1997, and reflect the additional effort required to support the Debtor's increased reporting activities as an SEC registrant in 1998. The Debtor was still a closely held "S" corporation during the first five months of 1997, and so the Debtor needed much less support in the area of accounting and legal services at that time.

         The final significant increase in G&A expenses occurred in the area of loan loss provision, which was up $1,126,964 between the first nine months of 1997 and 1998. The Debtor's higher lending activity coupled with the introduction of higher risk sub-prime loan originations required the establishment of a correspondingly higher reserve against potential loan losses.

         Interest Expense is primarily the cost of funds borrowed from warehouse lenders to fund the Debtor's loan originations during the holding period between funding and sale to an investor. During the nine months ended September 30, 1998, interest expense was $3,013,498, which was $2,677,067 higher than the same comparable period in 1997. This increase was due to extending the holding period of loans while increasing the absolute size of loans being held in warehouse.

     Net Income (Loss)

         The Debtor generated a net loss before taxes of $7,410,754 in the nine months ended September 30, 1998 vs. a loss before taxes of $1,353,448 during the same comparable period of 1997, an increase of $6,057,306. The operating losses experienced by the Debtor during the nine months ended September

                                       9
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30, 1998 were significantly impacted by several non-recurring events, primarily during the second quarter. The most significant impact involved an increase in reserves for potential future loan losses of $690,857 which was recorded at the end of the second and third quarters. Somewhat related to the loss reserve analysis was the reversal of nearly $300,000 in interest income which had been accrued on non performing loans as long ago as the first quarter of 1997.

         Another major factor in the operating losses was the impact of a major branch expansion effort in California, which proved to be too capital intensive for the Debtor to adequately fund the growth required to reach sustained profitability. During the Six months ended June 30,1998, the California operations lost in excess of $500,000 and so, at the end of the second quarter the Debtor withdrew from its California expansion effort. Costs and contingent liabilities from the withdrawal were not material, and so the losses from this effort effectively ceased at the end of the second quarter of 1998.

         The Debtor's numerous capital raising efforts, and related regulatory filing requirements, resulted in dramatically increased consulting, legal, accounting and brokerage fees. Total costs related to capital raising efforts in the first half of 1998 approached $400,000 and were not expected to reoccur in future periods.

         Finally, the Debtor evaluated it's two mortgage banking operations to clearly determine relative contribution to operating results relative to capital investment required. As a result of this process, it was determined that one of its susidiaries Bankers Direct Mortgage Corporation would be sold and on August 31, 1998 the sale was transacted.

     Developments during Three Months Ended September 30, 1998

         During the three months ended September 30, 1998 total lending volume was $96 million with 32.1% from BDMC, 62.0% from DMP and 5.9% brokered other lenders. The Debtor's revenues, including interest income, were $2,679,729, which represented a decrease of 150% compared to same period of 1997. This decrease was mainly attributable to the sale of BDMC on August 31, 1998 and lower non-conforming loan sales in the quarter. Although sales volume increased in the third quarter of 1998 it did not increase at the same rate as expenses.

         Selling expenses were $1,851,967, or 1.90% of loans originated. General and administrative expenses were $3,553,885 which was an increase of $1,523,693 over the same three months last year. Compensation related expenses, including temporary services, accounted for $2.2 million or 52.98% of this increase. The growth in loan origination activity created an immediate need for administrative and


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operational staffing increases in DMP (BDMC having been sold during the period).

         The growth in branch locations and business volume (before the sale of BDMC) resulted in increased occupancy and equipment related expenses. Occupancy costs in the three months ended September 30, 1998 increased by $97,234 over the same three months last year. Equipment related expenses of depreciation and leasing charges were up by $40,852 in the three months ended September 30, 1998 over the same three months in 1997.

         General office expenses related to office supplies and postage costs were also higher. This category of expenses was up by $52,874 and accounted for 3.47% of the total G&A increase. These expense increases are consistent with the added branch locations (before the sale of BDMC) and overall increase in business activity.

         Professional service fees, primarily accounting and legal, were $357,818 higher, reflecting the additional effort required to support the Debtor's increased reporting activities as an SEC registrant in 1998.

         The final significant increase in G&A expenses occurred in the area of loan loss provision, which was up $254,465 over the same period in 1997. The Debtor's higher lending activity coupled with the introduction of higher risk sub-prime loan originations required the establishment of a correspondingly higher reserve against potential loan losses.

         Interest expense was $937,948 which was $682,481 higher than the same three month period of 1997. This increase was due to extending the holding period of loans while increasing the absolute size of loans being held in warehouse.

     Net Loss and Changes in Financial Condition

         The Debtor generated net loss before taxes of $3,127,408. The operating losses were mainly caused by reduced loan sales in the current quarter. Cash in banks, net of overdrafts, decreased $1,572,166 to $133,050 at September 30, 1998. The net decrease resulted from a the losses incurred through the period. Mortgage loans held for sale totaled $39,051,170 at September 30, 1998 and related directly to the warehouse finance facilities debt of $39,532,037. Total liabilities excluding warehouse debt increased by $285,110 or 6% from December 31, 1997 to September 30, 1998.

                     IV. EVENTS LEADING TO FILING CHAPTER 11

         As of March 31, 1998 and again as of June 30, 1998, the Debtor did not meet the required minimum standards for continued inclusion in the Nasdaq SmallCap Market in that its net tangible

                                       11
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assets had fallen below $2,000,000 and so the Debtor received a formal notice of de-listing from Nasdaq. On July 31, 1998 the Debtor appealed the notice of de-listing at an oral hearing and awaited a final decision from Nasdaq. On November 17, 1998 Nasdaq informed the Debtor by letter that a determination had been made to de-list the Debtor's securities from The Nasdaq Stock Market effective with the close of business on November 17, 1998.

         The Debtor previously had a warehouse line of $15 million with Bank One, Texas, NA, which was discontinued as of September 30, 1998. The Debtor's other warehouse line, which was with Nikko Financial Services, was terminated effective November 30, 1998. As of September 30, 1998, the Debtor was in violation of the net worth covenant of this agreement. In addition, the Debtor previously had a purchase facility agreement with Fidelity Bank and Trust aggregating $25 million. As of September 30, 1998 the use of that facility was terminated.

         Upon termination of the warehouse line with Nikko, further advances for new loan funding could only be under a repurchase agreement which provided Nikko with the ability to evaluate whether or not it would enter into any new transactions with the Debtor. In effect, the Debtor no longer had a committed warehouse facility. Given that Nikko could decline the Debtor's request to fund loans after November 30, 1998, it was not deemed prudent to make loan funding commitments beyond November 30, 1998.

         The Debtor attempted a non-bankruptcy workout with its creditors. The Debtor received a verbal commitment from an investor to recapitalize the Debtor with up to $2 million if the Debtor could restructure its then-existing liabilities. Accordingly, the Debtor presenting a voluntary, non-bankruptcy plan of reorganization to all its creditors (and those of its subsidiaries) wherein all creditors were offered 1 share of the Debtor's common stock for each dollar owed.

         The success of that reorganization plan was dependent on full acceptance by all of the Debtor's creditors and the consent of its underwriters to issue the related common shares. All creditors did not accept the Debtor's common shares in lieu of payment, and the underwriters did not consent to the issuance of the underlying shares, and the investor did not agree to recapitalize the Debtor.

         The Debtor disclosed in a filing with the SEC that "In the event that the plan is not successful by December 11, 1998, management intends to seek liquidation of the Company though the filing of a Chapter 7 bankruptcy action on December 14, 1998." Before a chapter 7 bankruptcy was filed, the Debtor consulted with its current bankruptcy counsel, Kevin C. Gleason, and was advised that a plan

                                       12
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similar to the attempted workout could be accomplished through a Chapter 11 bankruptcy, without the need for the unanimous consent of the creditors. With its only alternatives being a liquidation under Chapter 7, or an attempted reorganization under Chapter 11, the Directors elected to attempt this reorganization.

         The Debtor has filed relevant financial information with the Securities and Exchange Commission for the periods ending December 31, 1997 (Form 10K), and September 30, 1998 (Form 10Q). Those filings are available as detailed in Exhibit A of this Disclosure Statement. The substantial decrease in the Debtor's net worth from November 24, 1998 through March 10, 1999 was overwhelmingly due to the devaluation of the mortgage portfolios of the Debtor's subsidiary, DMP, and the Debtor's former subsidiary, BDMC, which increased the Debtor's exposure on its guarantees.

                               V. USE OF PROCEEDS

         Before the Confirmation Date, Ronco Funding, Inc. will infuse $720,000 of working capital into the Debtor, which when combined with the $80,000 advanced by Ronco Funding, Inc. in post-petition financing, will be exchanged for a twenty percent (20%) equity interest in the Debtor, which shall consist of freely tradable shares on the public markets. Attached hereto as Exhibit C is a detail of the use and application of those proceeds. The use of proceeds for the second $720,000 funding from "Ronco" will follow the pro forma statements provided for FMS and EDI Management Consultants. The investment will pick up on the pro forma statements marked month 1. The company intends to invest the capital according to the time lines provided in the pro forma statements and estimates closing on the purchases of FMS and EDI Management Consultants as soon as the Debtor has confirmed its Plan.

         FMS is a non-conforming wholesale mortgage lender specializing in mobile home and manufactured home lending. EDI Management Consultants is a sub prime wholesale mortgage lender specializing in lending to credit-impaired borrowers. The synergies of the combined companies are advantageous in cost abatement and marketing across product lines. The senior management of each company will contribute depth and experiences anticipated to benefit each company, and the Debtor, through innovation and anticipation of technological and other advances and trends in the mortgage banking industry. Vincent C. Castoro is a principal of EDI Management Consultants, and will draw a salary from EDI in the amount of $60,000 per year.

                                VI. RISK FACTORS

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         An investment in the common stock offered hereby is speculative and involves a high degree of risk, including risks associated with the competitive nature of the mortgage banking business, government regulation and dilution.

         The Debtor's business is subject to various business risks. Economic conditions affect the decision to buy or sell residences. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated and purchased by the Debtor less attractive to borrowers or investors. In addition, a decline in real estate values will have a negative impact on the loan-to-value ratio for the related mortgage loans, weakening the collateral coverage and resulting in greater exposure in the event of a default.

DEPENDENCE ON AVAILABILITY OF FUNDING SOURCES

         The Debtor's ability to originate and purchase mortgage loans depends to a large extent upon its net branch agreements with Paradigm and AMS and the ability to secure financing on acceptable terms. The Debtor currently funds substantially all of the loans it originates and purchases through net branch agreements. This is a substantial deviation from the way the Debtor and its subsidiaries did business pre-petition. To the extent the Debtor is not successful in maintaining or replacing net branch agreements, it may have to curtail its mortgage loan purchase and origination activities, which could have a material adverse effect on the Debtor's financial condition and results of operations.

         The Debtor formerly funded substantially all of the loans it originated and purchased through borrowing under collateralized loan purchase agreements with several commercial banks, which generally were terminable at will by either party. For example, the Debtor formerly had a $50,000,000 warehouse credit facility with Bank One, Texas, N.A., which matured and was not renewed. The Debtor's borrowing was partially repaid with the proceeds received by the Debtor from selling such loans. The Debtor formerly relied upon a few lenders to provide the primary credit facilities for its loan originations and purchases.

          During the year ended December 31, 1996 and the nine months ended September 30, 1997, 94% and 71%, respectively, of the loans originated or purchased by the Debtor (or its predecessor) were sold to four and ten purchasers, respectively. As of the date of filing this Disclosure Statement, the Debtor is no longer selling mortgages to any such purchasers. During the year ended December 31, 1996, one of these purchasers accounted for 61% of such sales and four purchasers accounted for 56% of such sales during the nine months ended September 30, 1997.

CREDIT RISKS ASSOCIATED WITH NONCONFORMING LOANS

         Through the Debtor's net branch agreements, the Debtor is subject to various risks associated with originating nonconforming loans, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligations to the Debtor. Because of the Debtor's increasing focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than delinquencies, foreclosures and losses currently experienced in the mortgage lending industry in general. These risks increase during an economic downturn or recession. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Debtor's ability to sell, and could increase the cost of selling loans on a whole loan basis, which could adversely affect the Debtor's financial condition and results of operations. In addition, in an economic slowdown or recession, the value of the Debtor's mortgage servicing rights may be impaired.

INTEREST RATE FLUCTUATIONS

         Changes in interest rates can have differing effects on various aspect of the Debtor's business, particularly in the areas of volume of mortgage loans originated and purchased, net interest income, sales of mortgage loans and the value of the Debtor's purchased mortgage servicing rights. The Debtor currently sells all of the mortgage loans it originates and purchases through its net branch agreements. The Debtor does not plan to retain any of its loan portfolio. For that reason, fluctuations in net interest income should not be a factor in the success of the Debtor's reorganization.

VOLUME OF MORTGAGE LOANS ORIGINATED AND PURCHASED

         In periods of declining interest rates, such as have occurred recently, demand for mortgage loans typically increases, particularly for mortgage loans related to refinancing of existing loans. In periods of rising interest rates, demand for mortgage loans typically declines. The Debtor could be materially adversely affected by a decline in demand for mortgage loans in the State of Florida, which is the area in which the Debtor originates and purchases the majority of its loans.

SALES OF MORTGAGE LOANS

         The sale of mortgage loans may generate a gain or loss to the Debtor. Gains or losses result primarily from three factors. First, the Debtor may originate or purchase a loan at a price (i.e., interest rate and discount) which may be higher or lower than the Debtor would receive if it immediately sold the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the loan origination market. Second, gains or losses from the sale of loans acquired and accumulated for bulk sale depend upon the rate of borrower defaults and bankruptcies during the accumulation period. Third, gains or losses upon the sale of loans may result from changes in interest rates which result in changes in the market value of the loans, or commitments to originate or purchase loans, from the time the price commitment is given to the customer until the time that the loan is sold by the Debtor to the investor. In order to reduce the effect of interest rate changes on the gain and loss on loan sales, the Debtor generally commits to sell all its warehouse loans (i.e., mortgage loans that have closed) and its pipeline loans (i.e. mortgage loans which are not yet closed but for which the interest rate has been established) to institutional investors. In general, the Debtor will not establish an interest rate for a mortgage loan until it has obtained a commitment from an institutional investor to purchase the loan. These commitments are on a "best efforts" basis, and the Debtor has no obligation to sell a loan to an investor unless and until the loan closes. This is a material change from the Debtor's former method of operating, which was implemented to limit risks associated with changes in interest rates, the cause of the demise of DMP.

VALUE OF MORTGAGE SERVICING RIGHTS

         The prices obtained by the Debtor upon the sale of mortgage servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolios of mortgage servicing rights being sold. Interest rate changes can affect the ability to sell or the profitability of a sale of mortgage servicing rights to a third party. Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity of servicing rights, to determine the purchase price they are willing to pay. Thus, in periods of declining interest rates, sales of mortgage servicing rights related to higher interest rate loans may be less profitable than sales of mortgage servicing rights related to lower interest rate loans. Since these factors are largely beyond the control of the Debtor, there can be no assurance that the current level of profitability from the sale of mortgage servicing rights will be maintained. Because the Debtor generally sells mortgage servicing rights on mortgage loans it originates or purchases within 30 to 90 days of closing, the length of time the Debtor is exposed to the risk of declines in value of the rights is relatively short. If the rate of prepayment of the related mortgage loans exceeds the rate assumed by the Debtor, due to a significant reduction in interest rates or otherwise, accelerated amortization or, in extreme cases, write-off's of servicing rights may become necessary, thereby decreasing earnings.

POSSIBLE LOSSES ON MORTGAGE LOANS DURING BULKING PERIOD

         Although the Debtor sells substantially all of the loans that it originates and purchases, the Debtor acquires and accumulates some loans for bulk sale. During the time the loans are held pending sale, the Debtor is not able to use the proceeds received from selling the loans to fund new originations. The Debtor could be materially adversely affected by a delay in selling the mortgage loans once a substantial amount have been acquired for bulk sale. Furthermore, during the bulking period, the Debtor is subject to various business risks associated with lending, including the risk of borrower defaults and bankruptcies, the risk of fraud and losses and the risk that an increase in interest rates would result in a decline in the value of loans to potential purchasers. The Debtor will attain the smallest amount of mortgage loans to qualify for the superior "bulk pricing" and immediately sell the same amount.

GEOGRAPHIC CONCENTRATION

         All of the Debtor's loan origination and purchase volume for the year ended December 31, 1996 and 93% for the nine months ended September 30, 1997 were derived from the State of Florida. Although the Debtor is licensed or registered in 12 states, the Debtor currently does the large majority of its business inside the State of Florida. Consequently, the Debtor's results of operations and financial condition are affected by general trends in the Florida economy and its residential real estate market.

LEGISLATIVE AND REGULATORY RISK

         Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. The reduction or elimination of the mortgage interest deduction could have a material adverse effect on the demand for the mortgage loans offered by the Debtor.

         The operations of the Debtor are subject to extensive regulation by federal and state governmental authorities and agencies including the U.S. Department of Housing and Urban Development ("HUD"). Consequently, the Debtor is subject to various laws, rules and regulations and judicial and administrative decisions that, among other things, regulate credit granting activities, govern secured transactions and establish collection, repossession and claims handling procedures and other trade practices. Failure to comply with requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions. Although the Debtor believes that it is in compliance in all material respects with applicable federal and state laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict the Debtor's ability to originate, purchase, or sell mortgage loans, further limit or restrict the amount of interest and other fees that may be earned or charged on mortgage loans originated, purchased, or serviced by the Debtor or otherwise adversely affect the business or prospects of the Debtor.

         From time to time federal legislation has been proposed to regulate certain practices with respect to mortgage servicers holding escrow accounts of borrowers, a business in which the Debtor proposes to engage in the future. Such legislation, if enacted, would establish in all states a uniform requirement for the payment of interest on such escrow accounts and otherwise regulate such escrow accounts in ways which would negatively affect the benefits which the Debtor would derive from such accounts. It is impossible to predict whether such legislation or any similar legislation regulating escrow practices will be enacted, or if enacted, what form it will take.

LIABILITIES UNDER REPRESENTATIONS AND WARRANTIES

         In the ordinary course of business, the Debtor makes representations and warranties to the purchasers and insurers of mortgage loans and the purchasers of mortgage servicing rights regarding compliance with laws, regulations and program standards and as to accuracy of information. The Debtor generally receives similar representations and warranties from the brokers from whom it purchases loans. Although the Debtor has not incurred losses in any material respect as a result of mortgage loan repurchases due to breaches in representations and warranties, there can by no assurance that the Debtor will not experience such losses in the future.

DELINQUENCY AND DEFAULT RISKS

         The Debtor originates and purchases nonconforming sub-prime loans. The Debtor is generally at risk for any mortgage loan default until the loan is sold (typically within 10 to 90 days of closing). Once the Debtor sells the loan, the risk of loss from mortgage loan default and foreclosure generally passes to the purchaser of the loan.

RELATIONSHIP WITH BROKERS

         During the year ended December 31, 1996 and nine months ended September 30, 1997, brokers and correspondents accounted for approximately 30% and 34%, respectively, of the mortgage loans originated and purchased by the Debtor(or its predecessor), while 70% and 66%, respectively, of such mortgage loans were originated by the Debtor's retail division. None of these brokers or correspondents is contractually obligated to do business with the Debtor. Further, the Debtor's competitors also have relationships with the Debtor's brokers and correspondents and actively compete with the Debtor in its efforts to expand its broker and correspondent networks. Accordingly, there can be no assurance that the Debtor will be successful in maintaining its existing relationships or expanding its broker and correspondent networks.

         The Debtor originated and purchased loans in the year ended December 31, 1996 from a total of 17 brokers and ten correspondents, who accounted for approximately 14% and 16%, respectively, of the total volume of loans originated and purchased during the year ended December 31, 1996. The Debtor (or its predecessor) originated and purchased loans in the nine months ended September 30, 1997 from a total of 30 brokers and five correspondents, who accounted for approximately 24% and 10%, respectively, of the total volume of loans originated and purchased during such period. Accordingly, if any of the Debtor's principal brokers and correspondents ceased to do business with the Debtor, the volume of the Debtor's loan originations and purchases, as well as the Debtor's results of operations and financial condition, could be materially adversely affected.

COMPETITION

         The Debtor faces strong competition in originating, purchasing and selling mortgage loans and mortgage servicing rights. The Debtor's competition is principally from savings and loan associations, other mortgage companies, commercial banks and, to a lesser degree, credit unions and insurance companies, depending upon the type of mortgage loan product offered. Many of these institutions have greater financial and other resources than the Debtor and maintain a significant number of branch offices in the areas in which the Debtor conducts operations. Increased competition for mortgage loans from larger lenders may result in a decrease in the volume of loans originated and purchased by the Debtor, thereby possibly reducing the Debtor's revenues.

DEPENDENCE ON KEY PERSONNEL

         The Debtor's future success will depend to a significant extent on the efforts of key management personnel, including Vincent C. Castoro, Chairman of the Board, Christopher C. Castoro, Chief Executive Officer, Roger W. Stubbs, Vice President, and Greg Cutuli, Chief Operating Officer, respectively, of the Debtor. In addition, the Plan provides for Steve Williams to become employed by the Debtor as its Chief Executive Officer. Resumes of some key personnel are attached as Exhibit E. Following is a table listing the names of all key personnel anticipated to be employed by the debtor or a post-confirmation affiliate of the Debtor.

---------------------------- ------------------------ ------------------------ -----------------------
                                                      Post-confirm.
                             Current                  position with the        Pre-confirmation
Name                         Position                 Debtor                   salary with the Debtor
---------------------------- ------------------------ ------------------------ -----------------------
Christopher Castoro          CEO/Director             V.P./Director            $100,000 plus bonus
---------------------------- ------------------------ ------------------------ -----------------------

Greg Cutuli                  COO                      COO/Director             $150,000 plus bonus
---------------------------- ------------------------ ------------------------ -----------------------

Rodger Stubbs                Secretary/Director       V.P./Director            $225,000
---------------------------- ------------------------ ------------------------ -----------------------

Steve Williams               None                     CEO/Director             $0
---------------------------- ------------------------ ------------------------ -----------------------

A thorough disclosure of the proposed compensation of each of the above-listed individuals is contained in the employment contract attached to this Disclosure Statement as Exhibit J. Each of the above-listed individuals will have an identical contract with the Debtor. Some interested parties have indicated an intention to attempt to negotiate some of the terms of the proposed employment contracts. Vincent C. Castoro will receive a salary of $60,000 per year from EDI Management Consultants, Inc.

ADDITIONAL RISK FACTORS

         The Debtor believes that while the equity securities to be issued under the Plan have a high degree of risk, that risk compares favorably to liquidation of the Debtor's assets. The on-going operation of the business will generate the most return for creditors. The Debtor has not undertaken a valuation of the equity securities to be issued under the Plan.

         1. Market for New Stock

         The Debtor will apply to permit trading of its common stock on the OTC Bulletin Board. However, there can be no assurance that the Debtor will be able to effect the listing of these securities or, if included, that an active trading market for its common stock will develop or, if developed, that such market will continue. Accordingly, no assurance can be given that a holder of the Debtor's common stock will be able to sell such securities in the future or as to the price at which such securities might trade. The liquidity of the market for such securities and the prices at which such securities trade will depend upon the number of holders thereof, the interest of securities dealers in maintaining a market for such securities, and other factors beyond the Debtor's control.

         2. General Business Risks

         The principal business risk of the Debtor after the Plan is confirmed is that the Debtor may not be able to achieve the financial results the Plan requires. Such a shortfall could have a deleterious effect upon both the Debtor and the value of its stock.

         3. Dilution

         The execution of the Plan will result in the dilution of the interests of current equity shareholders. By example, if 100 people each owned one share of a company, each would own 1%. If another 100 shares of the same company were issued to an additional 100 people, each one would only own .5%. In much the same way, the ownership interest represented by each share of the Debtor will be substantially diluted by the conversion of claims against the Debtor into common stock. Exhibit L is a chart of the projected dilution by confirmation of the Plan.

         What the chart does not explain is the increase in the value of each share by converting debt into equity. Using the same example from the previous paragraph, if a company owned by 100 people is insolvent, they own 1% of nothing. If the dilution of their stock interest results in a positive net worth for the company, then they each own a lesser percentage of the outstanding shares, but more value per share than before the dilution.

         The exchange of stock for debt will wipe out an estimated $10,000,000 of claims against the Debtor. Therefore, the "dilution" of current equity shareholders is only of academic interest. The actual effect of the "dilution" is to take a share of nothing, and make it a share in something.

         The confirmation of the Plan shall affect a change in the capital stock of the Debtor pursuant to Del. Code Ann. tit. 8 ss.303 (1996)to increase the authorized capital stock of the reorganized Debtor to 35,000,000 shares of Common Stock, par value $.01 per share. The Debtor did not anticipate the magnitude of the claims filed on behalf of certain large creditors. The Debtor has been advised that certain creditors have filed claims substantially in excess of the amounts listed by the Debtor. For example, the Debtor listed Nikko Financial Services with a claim of $3 million. Nikko has filed a claim in excess of $3.8 million. Bank One, Texas, NA was listed by the Debtor for $1million, but has filed a claim in excess of $2 million.

         4. Continued Leverage; Future Refinancing

         The Debtor was highly leveraged pre-petition, which was a major cause of its financial problems. Through the restructuring proposed in the Plan, the Debtor will be adequately capitalized, and without any significant debt. The Debtor had in excess of $10 million in unsecured claims at the Petition Date. After giving effect to the Plan, the Debtor's estimated aggregate indebtedness will be limited to operating expenses such as payroll, rent, business equipment leases, and current taxes. The Debtor's management believes that, following the consummation of the Plan, the Debtor will have sufficient cash flow from operations to pay all of its outstanding debts as well as the on-going costs of operation as those payments become due. However, even if the restructuring is completed, the Debtor's ability to meet its debt service obligations will depend on a number of factors, including its ability to implement the reorganization plan.

         5. No Dividends

         The Debtor does not anticipate that it will be able to pay any dividends to holders of its common stock in the foreseeable future.

                VII. FACTORS TO BE CONSIDERED IN VOTING DECISIONS

         In determining whether or not to vote in favor of the Plan, each holder of a Claim should carefully consider the following factors, together with all of the other information contained in this Disclosure Statement.

         1. Issuance of Reorganization Securities

         Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the "Securities Act") and state law. Under Section 1145, the issuance of the reorganization Securities is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a Debtor, its successor, or an affiliate participating in a joint plan with the Debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against the Debtor or such affiliate, an Interest in the Debtor or such affiliate, or a claim for an administrative expense against the Debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient's claim against or Interest in the Debtor or such affiliate. or "principally" in such exchange and "partly" for cash or property. The Debtor believes that the issuance of the Reorganization Securities under the Plan will satisfy all three conditions because: a) the issuance is expressly contemplated under the Plan; b) the recipients are holders of "Claims" against or "Interests" in the Debtor; and c) the recipients would obtain the Reorganization Securities in exchange for such pre-petition (or administrative) Claims and Interests.

         2. Subsequent Transfers of Reorganization Securities

         The Reorganization Securities to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the Reorganized Securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (1) persons who purchase a claim against, an Interest in, or a claim for an administrative expense against the Debtor with a view to distributing any security received in exchange for such a claim or interest;

         (2) persons who offer to sell securities offered under a plan for the holders of such securities;

         (3) persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities; or (b) made under a distribution agreement; and

         (4) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that persons who receive Reorganization Securities or other securities pursuant to the Plan are deemed to be "underwriters", resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such Reorganization Securities or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current financial information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to any Reorganization Security or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any particular person receiving Reorganization Securities under the Plan would be an "underwriter" with respect to any Reorganization Security to be issued pursuant to the Plan.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtor makes no representation concerning the right of any person to trade in the Reorganization Securities. The Debtor recommends that potential recipients of Reorganization Securities consult their own counsel concerning whether they may freely trade such Reorganization Securities without compliance with the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         3. Valuation of Equity Securities

         The Debtor has not undertaken a valuation of the equity securities to be issued under the Plan.

         4. Market for Existing Securities

         In 1998, the Debtor was informed by The Nasdaq Stock Market, Inc. (hereinafter Nasdaq), that the common stock of the Debtor did not meet the minimum bid price of $1.00 per share, and that the Debtor's net tangible assets did not meet the minimum requirement of $4,000,000.00. Nasdaq denied the Debtor's request for an exception to the minimum bid price requirement. In addition, the Debtor was informed that it did not meet the minimum quantitative criteria for inclusion on the Nasdaq SmallCap Market. Accordingly, the Debtor's securities were delisted from the Nasdaq Stock Market. However, the Debtor's securities were immediately eligible to trade on the OTC Bulletin Board.

         The common stock is currently traded on the OTC Bulletin Board under the symbol "CFIM". The table attached as Exhibit D sets forth, for the fiscal periods indicated, the high and low bid prices for the common stock on the OTC Bulletin Board. The Debtor's fiscal year runs from January 1 through December
31. The Debtor's common stock commenced trading in late May or early June of 1997. Prior thereto there was no public market for the Debtor's common stock.

         As of April 14, 1999, the closing bid price of the common stock on the OTC Bulletin Board was $ .08 per share. The approximate number of record holders of the common stock at March 10, 1999 was 100 although the Debtor believes that the number of beneficial owners of such common stock is much greater.

         As a result of being delisted from the Nasdaq National Market, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Debtor's common stock.

         The Debtor has never declared or paid cash dividends on its capital stock and Debtor's Board of Directors intends to continue this policy for the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Debtor's business. Future dividend policy will depend upon the Debtor's earnings, capital requirements, financial condition and other factors considered relevant by the Debtor's Board of Directors and will be subject to limitations imposed under Delaware law.

         5. Delinquency in Filing Periodic Reports

         The Debtor is delinquent in filing the Debtor's periodic quarterly reports for the fourth quarter of 1998 due to the Debtor's inability to produce audited financial statements timely. The Debtor has obtained authorization to engage an accounting firm to complete the audit, which is expected to be completed no later than the Effective Date of the Plan. The Debtor has represented to the Court that the audit would be completed before June 7, 1999 to permit interested parties to review it before confirmation. If the Debtor does not meet that deadline, confirmation may have to be delayed. The Debtor filed with the SEC Form 12b-25 on April 15, 1999, requesting an extension of time to file to enable the Debtor to obtain Bankruptcy Court approval of accountants to audit the Debtor's books and prepare the delinquent quarterly reports (10-Q's) and year end annual reports (10-K's).

         6. Estimated Administrative Expenses

         The Administrative Expenses of the Debtor for the entire reorganization process are estimated to be approximately $100,000.00. Such expenses are subject to Court approval. The breakdown of such administrative expenses include the professional fees for the following:

         1) Kevin Gleason, P.A. - Debtor's counsel $50,000, plus costs of approximately $2000, plus 100,000 shares of common stock in the reorganized Debtor.

         2)   Weinick, Sanders, Leventhal, CPAs, $40,000

         The Debtor's administrative expenses are estimated as above because the Debtor has administered this case with relatively few professionals. The Debtor's counsel, Kevin Gleason, P.A. accepted this case with no retainer and has agreed to take the case through confirmation for a flat fee of $50,000, plus 100,000 shares of common stock. The Debtor engaged outside auditors to do its tax returns and bring it into compliance with SEC filing requirements. The Debtor's auditor, Weinick,

Sanders, Leventhal, LLP has taken a retainer of $25,000, and is not expected to bill more than $15,000 additional before confirmation of the Plan. The Debtor allotted an additional $10,000 for unknown costs of administration, including but not limited to, costs advanced by Kevin Gleason, P.A. not included in the flat fee, court costs, and fees for the United States Trustee.

         The Debtor's loan from Ronco Funding, Inc. is also an administrative expense to the extent it is funded prior to confirmation of the Plan. The use of proceeds, Exhibit C, and the business plans, Exhibit B, detail the proposed uses for the funds borrowed from Ronco as administrative expenses.

         G. Legal Proceedings

         The Debtor is unaware of any pending legal proceedings which have not been stayed by the commencement of this case.

         The Debtor is subject to three lawsuits, a brief explanation of the cases will be provided as well as the case numbers and jurisdictions.

         1. Optimum Petroleum & Environmental Services of Florida vs. General Environmental Technologies Inc, Charles C Chillingworth, CFI Mortgage Inc, and Fred L Tolar, Sr. The case is pending in the US Bankruptcy Court, Middle District of Florida: Case No.98-16831-8b1.

         The Debtor borrowed $150,000 from General Environmental Technologies
(GET) on October 30, 1998. The Debtor never repaid the loan. The Debtor has listed the debt to GET in its schedules as undisputed. The Debtor was unaware that GET had borrowed the money from Optimum Petroleum to lend to the Debtor. The Debtor was unaware of Optimum Petroleum's existence until served with the lawsuit in late March 1999.

         The suit seeks the return of the $150,000 pursuant to, inter alia, 11 U.S.C. ss. 549, as an unauthorized post-petition transfer from the bankruptcy estate of Optimum Petroleum. A suggestion of bankruptcy was filed. The Debtor has not seen any claim filed on behalf of Optimum Petroleum.

         2. Walter Brannock vs. Vincent Castoro and CFI Mortgage Inc. The case is pending in the Circuit Court of The Fifteenth Judicial Circuit, in and for Palm Beach County, Florida, Case No: 98-008164 AD. The Debtor received a $150,000 deposit from an affiliated company of Walter Brannock on the anticipated purchase of the Debtor's former subsidiary, BDMC. The purchase transaction never materialized. Suit was commenced on September 11, 1998. The Debtor believes it may have affirmative defenses or counterclaims to the suit, including that Walter Brannock is not the proper party plaintiff. The Debtor has reserved the right in its Plan to continue this, or any other litigation it deems prudent after a costs/benefits analysis.

         3. Vincam Human Resources, Inc vs. Bankers Direct Mortgage Corporation, CFI Mortgage Inc, Direct Mortgage Partners, Island Mortgage Network and Rodger Stubbs. The case is pending in The Circuit Court of The 11th Judicial Circuit In And For Dade County, Florida. Case No: 830027.

         Vincam is an employee leasing company, which "leased" employees to BDMC and DMP. The suit alleges there is an unpaid outstanding balance of $708,176.13. The complaint, filed on December 29, 1998, alleges many breaches of the contracts and asserts liability of all parties named in the suit. The lawsuit further alleges culpability of the Debtor in that the Debtor's subsidiaries had use and enjoyment of the services to the betterment of the Debtor. The Debtor asserts that it never signed a contract with Vincam for services and therefore had no contractual liability to Vincam. Rodger Stubbs signed a "Continuing Personal Guaranty" for $710,000 on September 21,1998 for the benefit of Vincam. There has been no request by Rodger Stubbs for indemnification from the Debtor. Vincam has not moved for stay relief to pursue its litigation.

         The Debtor is aware of an additional suit pending against Christopher Castoro and Vincent J. Castoro by Thomson, Kernighan & Co. The Debtor is not a party to the suit.

                       VIII. TAX CONSEQUENCES OF THE PLAN

         A. Introduction

         The consummation of the Plan will have significant federal income tax consequences for the Reorganized Debtor, and for other persons, including Creditors and equity holders. The discussion below summarizes certain of those consequences. The discussion is for general information only and in based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Regulations thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change at any time by legislative, judicial or administrative action. Any such change may be retroactively applied in a manner that could adversely affect the Reorganized Debtor, and such other persons. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. This discussion does not address the potential impact of various federal income tax consequences that may be relevant to certain types of taxpayers subject to special treatment under the federal income tax laws (such as tax-exempt organizations, life insurance companies, and taxpayers who are not United States domestic corporations or citizens or residents of the United States), nor does it discuss any aspect of state, local, foreign or other tax laws that may be applicable to particular taxpayers. Furthermore, due to the complexity of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, and the application of certain legal interpretations to underlying factual patterns and other matters not discussed below, the federal income tax consequences described herein are subject to significant uncertainties. No ruling has been sought or obtained from the Internal Revenue Service ("IRS") with respect to any of the tax aspects of the Plan, and no opinion of counsel has been requested or obtained by the Debtor with respect to any such aspects.

         CREDITORS, SHAREHOLDERS, PARTNERS, AND ANY OTHER EQUITY HOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS AND COUNSEL AS TO THE TAX CONSEQUENCES TO EACH OF THEM INDIVIDUALLY OF THE CONSIDERATION OF THE PLAN UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN LAWS.

         2. Tax Consequences to Creditors

         1. General

         The tax consequences of the implementation of the Plan to a Creditor will depend in part on whether that Creditor's present claim constitutes a "security" for federal income tax purposes. Generally, claims arising out of the extension of trade credit have not been held to be securities, while corporate debt obligations evidenced by written instruments with maturities, when issued, of ten years or more, have generally been held to be securities.

         As discussed in greater detail below, a creditor which exchanges claims that are not securities, or that exchanges securities for property other than Reorganization Securities, may recognize income or loss on the exchange. For example, the modification of a mortgage may constitute a realization event, which depending on various facts and circumstances, may require recognition.

         In addition, to the extent consideration received by a creditor is attributable to accrued interest and depending upon the amount a particular creditor may be required to recognize, some or all of such amount may be treated as ordinary income or loss regardless of whether its existing claims are capital assets. The Treasury Department has not issued regulations to determine the amount of stock, securities, or other property received by the creditor that will be attributable to accrued interest. In this regard, the Reorganized Debtor may be required to issue information returns reporting the value of properties distributed to creditors and the portion thereof deemed attributable to accrued and unpaid interest.

Accordingly, creditors are urged to consult their own tax advisors with respect to the tax treatment of them and any consideration received by them that is attributable to accrued interest or may be so attributable.

         In the case of any gain or loss that a creditor may recognize, other than in respect of accrued interest, the character of such gain or loss as a capital gain or loss, or ordinary income or loss, will be determined by a number of factors, including, but not limited to, the tax status of the creditor, the nature of the transaction from which the debt was derived, the nature of the debt in the hands of the creditor, and whether and to what extent the creditor has previously claimed a bad debt deduction.

         2. Consequences to Creditors Receiving Reorganization Securities Whose Claims Constitute Securities

         The issuance of Reorganization Securities solely in exchange for existing claims against the Debtor, that are "securities" should be treated as having been issued in a tax-free "reorganization" of the reorganized Debtor and, accordingly, should not result in income or loss recognition except with respect to claims for accrued interest. Such creditors will, in general, recognize ordinary income on the receipt of Reorganization Securities to the extent allocable to claims for accrued interest not previously included in income, or will recognize a loss (generally deductible in full against ordinary income) to the extent that the Reorganization Securities are allocable to accrued interest previously included in income and does not satisfy in full such claims for accrued interest.

         The aggregate tax basis of a creditor in any Reorganization Securities received pursuant to the Plan will be equal to its tax basis in existing claims (other than any claims in respect of accrued interest), decreased by the fair market value of property (other than Reorganization Securities and any value allocable to accrued interest) received in satisfaction of its existing claims and increased by the amount of gain , if any, recognized on the exchange (but not decreased by the amount of any loss realized on the exchange).

         3. Consequences to Creditors Receiving Stock Whose Claims do not Constitute Securities

         If the creditor has previously claimed a bad debt deduction for the indebtedness, the creditor may realize ordinary income from the recovery of a previously deducted bad debt to the extent the cash and value of the property (including Reorganization Securities) received exceeds the basis of the debt remaining after the bad debt deduction. Further, any such creditors will also recognize income or loss on the exchange of its existing claims (other than claims for accrued interest) for cash and property equal to the difference between (I) the amount realized in respect of such claims; and (II) the creditor's tax basis in such claims (computed by taking into account any bad debt deduction or recovery).

         4.   Disposition of Reorganization Securities 1.

         The aggregate basis in the Reorganization Securities received by a creditor whose existing claims are not securities will equal the fair market value of such Reorganization Securities on the Effective Date. Should the creditor subsequently recognize any gain on the sale or exchange of securities received pursuant to the Plan, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of the aggregate amount allowed to such creditor as a bad debt deduction with respect to such claims. In the case of a cash basis taxpayer, the amount treated as ordinary income may include any amount which was not included in such creditor's income on the exchange but which would have been so included if the claim had been satisfied in full. Any additional gain may be treated as capital gain.

         3. Tax Consequences to the Debtor

         1. Debtor's existing tax attributes

         Based upon tax returns as filed, the consolidated group including the Debtor has net operating loss ("NOL") carryovers that, subject to the limitations discussed below, may be available to offset future taxable income or future tax liabilities of the Reorganized Debtor in its federal income tax return. The amount of the NOL carryover is not available until the Debtor's books are closed for 1998. Regardless of the Debtor's estimate of NOL carryover, this amount is not binding upon the IRS and may be subject to adjustments (which may be substantial in magnitude) as a result of potential IRS audits of prior tax returns, which audits may not take place for several years. Moreover, as discussed below, the NOL carryover will likely be substantially reduced, or their use limited, as a result of the Debtor's operations during 1999, including, but not limited to the discharge of indebtedness of the Debtor and the issuance of the Reorganization Securities under the Plan. Further, the existence of Debtor's use of the consolidated NOL carryovers is dependent upon the Debtor being able to make use of losses incurred by subsidiaries that it no longer controls or will not be filing consolidated returns with in the future. An adverse determination regarding any of these issues would likely substantially increase the past and/or future income tax liabilities of the Debtor.

         CFIM is delinquent in filing its federal tax return for 1998, but expects to file before September

15, 1999. Due to losses incurred, it is not anticipated that any federal tax liability exists.

                           IX. SEC FILING INFORMATION

         The Debtor's conformed name with the Securities and Exchange Commission is "CFI MORTGAGE". Its central index key is 0001036071. All documents that have been filed with the Securities and Exchange Commission can be obtained via the Internet by visiting the SEC's web site at www.sec.gov, entering the Edgar database and using the aforementioned central index key.

                          X. THE PLAN OF REORGANIZATION

         The Plan, a complete copy of which accompanies this Disclosure Statement, provides the details regarding the treatment of Claims against the Debtor and should be read in conjunction with the Disclosure Statement. Please refer to the Plan to determine the exact treatment of your Claim. Under the Plan, the following treatment is proposed for the following classes of Claimants and interest holders:

         Class 1 consists of the allowed post-petition secured Claim of Ronco Funding, Inc., or its assigns (hereinafter Ronco), in the amount of $800,000, arising from an order of the Bankruptcy Court permitting the Debtor to borrow funds secured by assets of the estate. This class is unimpaired.

         Ronco, or its assigns, shall have the option to convert the amount of the loan to common stock of the Debtor pro rata at the rate of 2 percent of the outstanding common shares of the Debtor for each $80,000 of gross disbursements, such percentage to be determined after the Effective Date, and to represent 2% of the Debtor's outstanding common stock after distributions to claimants in Classes 2 and 3. A warrant for one share of the stock of the Debtor will also be issued to Lender, or its assigns, for each share of common stock issued to Ronco pursuant to the Agreement with the Debtor. The Debtor shall execute a PRIVATE SECURITIES SUBSCRIPTION AGREEMENT on or before the Effective Date (which is attached to court paper #29 as Exhibit A)

         Class 2 consists of the Allowed Claims of general unsecured creditors. This class is impaired. Each claimant in this class shall receive one share of common stock in the reorganized Debtor for each dollar of debt. Distributions shall be made as soon as practicable after confirmation, but not later than 30 days after the Effective Date. Thomson, Kernighan & Co. was a holder of a convertible interest pre-bankruptcy but elected to convert its Series C Preferred Stock (see Exhibit K to the Amended Disclosure Statement) into debt during the pendency of this case. Confirmation of the Plan will recognize and authorize the election of Thomson, Kernighan & Co.'s, nunc pro tunc, to the date of its notice of election, April 15, 1999. The Debtor has elected to recognize the election of Thomson, Kernighan &

Co. because the election does not increase the number of shares which Thomson, Kernighan & Co. will receive under the Plan.

         Class 3 consists of the interests of Preferred Shareholders. This class is impaired. Baldock Ventures Limited (hereinafter BVL) is the only remaining interest holder in this class. BVL shall receive 2 million shares of common stock in the reorganized Debtor in exchange for the assignment of the Series A and B Preferred Stock (see Exhibit K to the Amended Disclosure Statement) to the Debtor, and a general release from any and all additional liabilities, including, but not limited to any claims which it asserts would constitute a Claim in Class 2. The total of 2 million shares may be a combination of the Debtor's recognition of the pre-confirmation conversion, and issuance of additional shares at confirmation.

         An explanation of the relative rights of the Preferred Stock is contained in the excerpts from SEC filings, attached as Exhibit K. Baldock Ventures Limited believes that it has the right to exercise its conversion rights notwithstanding the operation of the automatic stay of bankruptcy (11 U.S.C. ss. 362).

         Class 4 consists of the interests of Common Stock Holders. This class is impaired. Other than the increase in authorized capital stock and the dilution by converting debt into equity, the legal, equitable, or contractual rights of the interest-holders in this class are unaffected by the Plan.

         Class 5 consists of the interests of persons holding Warrants for the purchase of Common Stock of the Debtor. This class is unimpaired. The legal, equitable, or contractual rights of the interest-holders in this class are unaffected by the Plan. The Debtor does not take the position that the warrants in this Class are exempt from registration.

         However, for clarification, in the event that the reorganized Debtor elects to cause a reverse split of its stock, the warrant price will be increased in equal proportion to the subject reverse split. By way of illustration, a warrant with an exercise price of $8.75 per share before a reverse split will bear an exercise price of $17.50 per share after a reverse split of 2 to 1.

Executory Contracts and Unexpired Leases

         The Debtor is unaware of any executory contracts to which it is a party, except insurance contracts. The Plan calls for the rejection of all executory contracts, except contracts of insurance under which the Debtor is an insured. While the Debtor is not a party to any unexpired leases, the Debtor has guaranteed several leases of equipment and real property. The Debtor's guarantees of leases are treated as Allowed Claims in Class 2 of the Plan.

Amendments to the Plan

         The Debtor has the right to amend the Plan before confirmation. Despite the fact that the Plan is described in this Disclosure Statement, an amendment of the Plan will not necessitate the amendment of the Disclosure Statement unless the amendment requires additional information for persons voting on the Plan to make an informed decision. If amendments to the Plan are made between the approval of this Disclosure Statement and the mailing of the Plan and Disclosure Statement to interested parties, a notice will be included indicating that the summary of the Plan in the Disclosure Statement is incorrect.

         The Debtor anticipates that it may have to amend the Plan if Class 2 does not vote to accept a plan which permits equity shareholders to retain their interests. If a revision is made to eliminate or reduce the participation of existing equity shareholders, the Plan, as amended, will have to be confirmed by "cram-down", a process explained in greater detail in Article XVII herein.

                    XI. MEANS FOR IMPLEMENTATION OF THE PLAN

         The Plan will be funded through the infusion of $720,000 in capital from Ronco Funding, Inc. Thereafter, the Debtor will be able to fund its ongoing post-confirmation operating expenses from continuing operations of the Debtor. Post-petition trade debt will be paid in the normal and usual course of business. The anticipated results of future operations are summarized on the attached exhibits.

         The Debtor will acquire First Mortgage Securities and EDI Management Consultants, Inc. pursuant to agreements substantially in the form of those in composite Exhibit F.

         The Debtor shall retain the right to issue 750,000 warrants at an exercise price of 125% of the "bid" price for the common stock of the Debtor on the Effective Date of the Plan. The Debtor does not have any form of employee stock option plan. Due to the Debtor's recent history, the Debtor believes that it may need to issue warrants to recruit and retain key personnel. No current officers or Directors of the Debtor will be eligible to receive these retained warrants.

                            XII. FINANCIAL CONDITION

         A consolidated business plan is attached as Exhibit B. The summary page of the Debtor's Schedules is attached as Exhibit G. The only sources of information used to create this Disclosure Statement are: the Debtor, its management, and its outside professionals, including its attorney; and First Mortgage Securities, Inc., its management, and its outside professionals, including its attorney.

         A liquidation analysis is included as Exhibit M. The Debtor's only listed assets have no significant value relative to the anticipated amount of Allowed Claims. The forced sale of the Debtor would not result in any payment to unsecured creditors. Therefore any discussion of unsecured Claimants receiving any meaningful payment under a liquidation is strictly academic.

                     XIII. LITIGATION AND CLAIMS OBJECTIONS

Non-Bankruptcy Litigation

         The Debtor does not intend to begin or pursue any non-bankruptcy litigation. The Debtor reserves the right to commence or continue any litigation pending on or before the Confirmation Date. For a detailed list of pending non-bankruptcy litigation, see Article VII, Legal Proceedings, above.

Assignment of Pre and Post Petition Causes of Action

         Upon the request of major creditors, some mechanism will be included in an amendment to the Plan or the order confirming the Plan, which will preserve any and all causes of action held by the Debtor before or after commencement of this case, to be prosecuted post-confirmation, at the Debtor's expense, or , if the Debtor declines to devote its limited resources to litigation, at the expense of the participating creditors, and if necessary, in the Debtor's name.

         The Debtor has disclosed certain transfers in answer to a question on the Statement of Financial Affairs. Following is a discussion all transfers the Debtor believes to exist and the Debtor's reasons for declining to pursue avoidance of the transfers.

Vincent C. Castoro "Sr."

         In May of 1997, Vincent C. Castoro (hereinafter VCC) loaned $200,000 to Bankers Direct Mortgage Corp. (hereinafter BDMC)(immediately before name change from CFI Mortgage Corp.) In May of 1997, BDMC repaid $100,000 to VCC. VCC was repaid the balance of $100,000, plus interest of $14,000, in July of 1998 by BDMC. VCC loaned $100,000 in July, 1998 to the Debtor, which remains unpaid.

         Section 547(b) of the Bankruptcy Code permits avoidance of certain transfers to insiders, made within one year of the commencement of a bankruptcy case. 11 U.S.C. ss. 547(b) provides, in pertinent part, that the [Debtor-in-possession] may avoid any transfer of an interest of the debtor in property (1) to or for the benefit of a creditor; (2) for or on account of an antecedent debt owed by the debtor before such transfer was made; (3) made while the debtor was insolvent; (4) made
         (A) on or within 90 days before the date of the filing of the petition; or (B) between ninety days and one year before the date of the filing of the petition, if such creditor at the time of such transfer was an insider; and (5) that enables such creditor to receive more than such creditor would receive if (A) the case were a case under chapter 7 of this title; (B) the transfer had not been made; and (C) such creditor received payment of such debt to the extent provided by the provisions of this title.

         The Debtor has concluded that it does not appear that the property transferred was property of the Debtor. If the Debtor could prove that the property was property of the Debtor, the Debtor would have to prove that it was insolvent at the time of the transfer. Since the Debtor raised over $2,000,000 in additional capital after July of 1998, and since the Debtor's subsidiaries did not experience financial problems until after August of 1998, the Debtor does not believe it was insolvent until sometime after July of 1998. If the Debtor proved insolvency and a transfer of its property, the Debtor would anticipate VCC to raise a defense under 11 U.S.C. ss. 548(c)(4), which provides that " The [Debtor-in-possession] may not avoid under this section a transfer... to or for the benefit of a creditor, to the extent that, after such transfer, such creditor gave new value to or for the benefit of the debtor (A) not secured by an otherwise unavoidable security interest; and (B) on account of which new value the debtor did not make an otherwise unavoidable transfer to or for the benefit of such creditor...."

         In short, the Debtor's maximum recovery from VCC appears to be $14,000, after expenditure of substantial legal and accounting fees, and only if the Debtor could prove facts which do not appear to be true. The Debtor does not intend to pursue a preference action against Vincent C. Castoro.

Various transactions to miscellaneous persons

         The Debtor has listed in its schedules12 pages of payments made within the 90 days or one year prior to the commencement of this case. A review of the list reveals that the first 6 pages appear to be pay checks to employees, plus one payment to Federal Express. These payments appear to be in the ordinary course of business, and may not be avoidable. One page shows payments to Bankers Professional Appraisal Associates, which may be an insider. In 1998, purchases from BPAA exceeded payments to it. While the Debtor does not believe these transfers are preferential, the issue is left open to post-confirmation scrutiny of the creditors. Similarly, payments disclosed to Bankers Professional Survey, Chris Castoro, Vincent Castoro, Sr., Vincent Castoro, Jr. from BDMC do not appear to be avoidable by the Debtor. Once again, the issue is left open to post-confirmation scrutiny of the creditors.

         The Amended Plan preserves causes of action, if any, to a trust or other mechanism to be determined by interested creditors controlled by current non-insider creditors of the Debtor. The trustees of the trust will determine whether or not to spend their own money to pursue alleged preferences and fraudulent transfers.

Rodger Stubbs

         Rodger Stubbs was also listed in an amendment to the Statement of Financial Affairs as having received transfers from the Debtor within one year prior to the commencement of this case. The amount of the transfers was in the amount of $9,375; and $4,688 in December, 1998. The transfers were for salary. Since Mr. Stubbs is a debtor in a chapter 13 case, the prospects for recovery against him do not appear to outweigh the costs of pursuing any action.

Sale of BDMC to IMNF

         On September 11, 1998 CFI Mortgage Inc. (CFIM) completed the sale of one of its two operating subsidiaries, Bankers Direct Mortgage Corporation
(BDMC), to IMN Financial Corp. (IMNF) by means of a sale of all of the capital stock of BDMC to IMNF. The Sale was made pursuant to a stock Purchase Agreement dated as of September 4, 1998, the form of which has been previously filed as an exhibit with the 8K on September 29, 1998. The Debtor has not been able to locate an executed copy of the agreement, but has undertaken to get a copy from IMNF. Any interested party may request a copy of the agreement from the Debtor's counsel. The purchase price consisted of the assumption of all liabilities of BDMC and IMNF's agreement to pay CFIM one-eighth of one percent of the value of all closed loans by BDMC for the two years following closing, but only if BDMC's operations are profitable in the quarter in which such loans are closed. Further, such payments will only be made if the net book value of BDMC was at least $0 at closing or if less than $0, then such payments will be first be applied to make up any negative net worth in BDMC. The company agreed not to engage in the retail conforming mortgage business conducted by BDMC for a period of five years following the closing. IMNF also hired Vincent J. Castoro, the company's former vice president and a Director as an employee of IMNF as of the closing. Mr. Castoro continues to serve as a director of CFIM, but will be replaced upon confirmation of the Plan.

         Prior to the consummation of the sale of BDMC, there were no material relationships between CFIM or BDMC or any of their respective officers, directors or affiliates, and IMNF or any of its directors, officers or affiliates. The terms of the transaction were established by arm's-length negotiation. The following unaudited pro forma Consolidated Statement of Operations indicates the Consolidated figures for CFIM & DMP as if the sale of BDMC had been effective January 1, 1998 and 1997.

CFI MORTGAGE INC. AND
SUBSIDIARIES Consolidated Statements of Operations

(Unaudited Pro Forma )

                                       For the nine       For the nine      For the Three     For the Three
                                       Months Ended       Months Ended      Months Ended      Months Ended
                                       September 30,      September 30,     September 30,     September 30,
                                           1998               1997              1998             1997
                                       ------------       ------------      ------------      ------------

Commissions and fees                   $  5,821,844       $ 1,262,824       $   971,240       $ 1,262,824
  Interest                                2,354,468           162,362           774,123           147,521
                                       ------------       -----------       -----------       -----------
                                          8,176,312         1,425,187         1,745,364         1,410,345
Expenses
  Selling                                 3,703,571           404,060         1,167,118           404,060
  General and administrative              8,462,463         1,304,975         2,904,519         1,302,371
  Interest                                2,319,609           102,196           806,751           102,196
                                       ------------       -----------       -----------       -----------
                                         14,485,643         1,811,231         4,878,389         1,808,627
                                       ------------       -----------       -----------       -----------
Loss from continuing operations          (6,309,331)         (386,044)       (3,133,025)         (398,281)
Gain on disposal of BDMC                    536,664                 0           536,684                 0
                                       ------------       -----------       -----------       -----------
Net loss before income tax credit        (5,772,668)         (386,044)       (2,596,361)         (398,281)
Income tax credit
  Current                                         0                 0                 0                 0
  Deferred                                        0                 0                 0                 0
                                       ------------       -----------       -----------       -----------
NET LOSS                               $ (5,772,668)      $  (386,044)      $(2,596,361)      $  (398,281)
                                       ============       ===========       ===========       ===========

         Some interested persons have raised questions regarding the examination of the sale of BDMC to IMNF as an avoidable transfer. A detailed explanation of that transaction is included herein. While the Debtor believes it may have a cause of action against IMNF for breach of the agreement of sale, the Debtor cannot, without additional discovery, determine a reasonable legal or factual basis to consider the transaction as a preference or fraudulent transfer. IMNF has filed a claim in this case for in excess of $800,000.

         In connection with the sale of BDMC to IMNF, Vincent J. Castoro was offered an employment contract for a term of five years from September 10, 1998 with a base salary of $175,000 per year and incentives which could yield an increase in salary to $225,000 per year, plus stock options and other benefits. Vincent J. Castoro's contract also included a "non-compete" agreement for one year after termination of the employment contract. An executed copy of the agreement is available upon request to the Debtor's counsel (subject to restrictions by order of the court). Some interested persons have suggested that the employment contract of Vincent J. Castoro may be a part of some avoidable fraudulent transfer. The Debtor does not share that opinion.

         The Debtor is aware of some litigation against IMNF pending in Denver, Colorado. The Debtor is not a party to the suit, and can only surmise that a creditor of BDMC is probably pursuing a claim against IMNF.

Claims Objections

         Claims objections, other than for voting purposes, will be done post-confirmation. If an objection to a claim is made prior to the Effective Date of the Plan, such objection shall preclude the consideration of such claim as "allowed" for purposes of timely distribution in accordance with the Plan.

The Disbursing Agent shall escrow sufficient shares of common stock to cover all potential distributions with respect to claims that have objections filed against them. The Debtor has the right to file objections to claims for a period of 90 days after the Effective Date of the Plan.

         Out of an abundance of caution, the Debtor scheduled numerous claims against its former subsidiary, Bankers Direct Mortgage Corp., and its current subsidiary, Direct Mortgage Partners, in its schedules. All of such claims were listed as disputed because the Debtor is not aware of any legal or factual basis for all creditors of its subsidiaries to assert claims against the Debtor. The Debtor has filed numerous objections to claims on the grounds that such claims are not claims against the Debtor, but are claims against a former or current subsidiary.

         The Debtor estimates that the Allowed Claims will not include the vast majority of the persons initially provided with notice of this case. The Debtor initially gave notice to all of its known creditors, and the known creditors of DMP and BDMC. Only creditors of DMP or BDMC who held the guarantee of the Debtor, or who have some legal or factual basis for establishing a claim against the Debtor are anticipated to hold Allowed Claims. The last date for filing claims was May 24, 1999. As of May 24, 1999, the Clerk of the Bankruptcy Court had processed 129 claims, of which the Debtor has objected to 101 claims and is investigating the remaining claims for objection before the deadline for objections set for June 4, 1999 as to voting right, and September 24, 1999 as to substantive claims.

         The Debtor anticipates that its total allowed unsecured claims will approximate $10 million.

         Since the Debtor had relatively few employees, the Debtor is confident that there are few, if any, priority claims of employees for pre-petition wages. Since the Debtor experienced significant losses over the past two years, the Debtor is confident that it will have no priority tax claims.

         The Debtor has been advised that certain creditors have filed claims substantially in excess of the amounts listed by the Debtor. For example, the Debtor listed Nikko Financial Services with a claim of $3,000,000. Nikko has filed a claim in excess of $3,800,000. Bank One, Texas, NA was listed by the Debtor for $1,000,000, but has filed a claim in excess of $2,000,000. The Debtor has reserved the right to conclude its claims litigation (excepting objections for the purposes of voting) until after confirmation of its Plan. The Debtor will evaluate all claims filed and determine whether or not it will object to any particular claim promptly after confirmation.

                 XIV. ALTERNATIVES TO THE PLAN OF REORGANIZATION

         The most likely alternative to confirmation of the Plan is a dismissal of the case. Because the

Debtor's has virtually no assets other than fixtures that are attached to the leasehold, there are virtually no unsecured assets for a Chapter 7 trustee to liquidate for the benefit of general unsecured claimants. It is also possible that the case could be converted to a Chapter 7 liquidation proceeding. If a Plan is not confirmed, a virtual certainty exists that the Debtor, either through dismissal or conversion, would have all of its assets liquidated. In either event, all unsecured creditors would be adversely affected. In a dismissal, all of the assets would be liquidated, but as shown by the attached liquidation analysis (Exhibit M), virtually nothing would be obtained for distribution to unsecured creditors. Thus, in either a dismissal or a liquidation, there would be little likelihood of unsecured creditors receiving any significant payment, let alone more value than is proposed pursuant to the Plan.

                      XV. DEBTOR'S AFFILIATES AND INSIDERS

         The Debtor's affiliate is Direct Mortgage Partners, Inc. The insiders at the time of filing this bankruptcy may include Vincent C. Castoro, Vincent J. Castoro , Christopher Castoro, and Roger W. Stubbs. Following is a table listing the names of all current and former officers and Directors of the CFIM and the number of shares they hold, if any.

-------------------------------- ----------------------------- ----------------------------- -------------------------------
                                                               # shares held,
Name                             Position, pre-petition        Pre-bankruptcy                Post-confirmation position
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Chris Castoro                    Director, CEO                 355,000                       Director
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Vincent C.  Castoro              Director, Chairman            0                             Director, Chairman
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Vincent J.  Castoro              Director                      600,000                       None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Rodger Stubbs                    Secretary                     200,000*                      Director, Secretary
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Don L.  Lashbrook                COO                           45,000*                       None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Thomas Healy                     Director                      0                             None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Robert Maxwell                   Director                      0                             None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Robert Thompson                  Director                      0                             None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Daniel Heffner                   Director                      0                             None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

Paul Garigues                    CFO                           0                             None
-------------------------------- ----------------------------- ----------------------------- -------------------------------

*  Effective date of transfer was May 27, 1999, from Chris Castoro.

             XVI. RECOMMENDATIONS OF THE DEBTOR CONCERNING THE PLAN

         In the judgment of the Debtor, it appears that the Plan offers all classes of Claimants a greater return than would be possible under any available alternative. In the event of liquidation of the Debtor's property, the Claims of the all creditors would not be satisfied, according to the Debtor's informal appraisal of its personal property, and the Claims of unsecured creditors would be diluted by the additional administrative expenses related to a trustee and the trustee's professionals. The Plan provides a debt-for-stock exchange as payment in full to all unsecured creditors.

                                  XVII. VOTING

         The Bankruptcy Code provides a detailed description of voting procedures in Section 1126. Those procedures may be briefly summarized as follows. A class of claimants has accepted the Plan if more than 50% of those voting, and at least 2/3 in amount of those voting, vote to accept the Plan. Any lesser amount of accepting ballots does not bind the Class to the terms of the Plan.

         The Bankruptcy Code provides a mechanism for confirming a plan of reorganization which has not been accepted by all classes of claims and interests, known as "cram-down". In this case, if the Allowed Claimants voting in Class 2 do not accept the Plan, the Plan may have to be amended to extinguish the interests of current equity shareholders.

         In an extinguishment of equity shareholders, the Bankruptcy Code requires that the classes of extinguished shareholders must be deemed to have rejected the Plan. Where classes of equity shareholders are deemed to reject a plan, the Bankruptcy Code provides that the bankruptcy court must find that "the plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted" the plan. 11 U.S.C. ss. 1129(b)(1).

         A plan is "fair and equitable" when considering the interests of equity shareholders, if " the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property." 11 U.S.C. ss. 1129(b)(2)(C).

         In the event that the Plan is amended to extinguish the existing interests of equity shareholders, the proposed lending from Ronco Funding will have to be restructured to permit the issuance of post-confirmation shares of stock to Ronco in exchange for conversion of its loan into equity. Class 2 will have to be solicited to accept the further amended plan in order to invoke cram down. Unless Class 2 accepts some version of a plan, no plan can be confirmed.
         Accompanying the Plan is a ballot form. Please take a moment to complete the form and mail or fax it to Kevin Gleason (see address below), to be received by him no later than June 9, 1999.

Respectfully submitted,

CFI MORTGAGE INC.,                                  KEVIN GLEASON, P.A.
a Delaware corporation                              Attorneys for the Debtor
FEIN 52-2023491                                     P.O. Box 224058
                                                    Hollywood, FL 33022-4058
                                                    (954) 925-0902 phone
                                                    (954) 921-2084 fax


By:                                             By:
    ------------------------------                  ----------------------
    Christopher Castoro, President                  Kevin C. Gleason, Esq.
                                                    FL Bar No. 369500


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